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                                                                     Exhibit 4.2

                                                                  CONFORMED COPY

                 AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

          This Amended and Restated Shareholders Agreement, dated as of this 27th day of December 1996, is entered into by and among RenaissanceRe Holdings Ltd., a company organized under the laws of Bermuda (the "Company"), Warburg, Pincus Investors, L.P., a Delaware limited partnership ("Warburg"), PT Investments, Inc., a Delaware corporation ("PT Investments"), GE Investment Private Placement Partners I-Insurance, Limited Partnership, a Delaware limited partnership ("Insurance L.P."), and United States Fidelity and Guaranty Company, a Maryland corporation ("USF&G") (Warburg, Insurance L.P., PT Investments and USF&G are referred to herein as the "Institutional Investors").

                                 R E C I T A L S
                                 ---------------

          WHEREAS, in an effort to reduce the Company's related person insurance income exposure and to mitigate the effects of subpart F income on certain direct and indirect holders of common shares, par value $1.00 per share (the "Full Voting Common Shares"), of the Company, the Board of Directors of the Company (the "Board") deemed it advisable and in the best interests of the Company and its shareholders to consummate the Recapitalization (as defined below);

          WHEREAS, PT Investments is a wholly owned subsidiary of Trustees of General Electric Pension Trust ("GE Pension Trust") and the partners of GE Investment Private Placement Partners I, Limited Partnership ("GE Investment") (other than GE Pension Trust) are also the partners of Insurance L.P.;

          WHEREAS, the Board has authorized the creation by redesignation of the authorized share capital of the Company of two new series of capital shares of the Company (the "Recapitalization") consisting of (i) 16,789,776 shares of Diluted Voting Class I Common Shares, par value $1.00 per share (the "Diluted Voting I Shares"), and 1,639,641 shares of Diluted Voting Class II Common Shares, par value $1.00 per share (the "Diluted Voting II Shares" and together with the Diluted Voting I Shares, the "Diluted Voting Shares") (the Diluted Voting Shares together with the Full Voting Common Shares are referred to herein as the "Common Shares") issuable in exchange for an equal number of Full Voting Common Shares held by certain shareholders of the Company on a one-for-one basis, subject to approval of the Board;

          WHEREAS, each holder of Diluted Voting I Shares is entitled to a fixed voting interest in the Company of up to 9.9% of all outstanding voting rights attached to the Common Shares, inclusive of the percentage interest in the Company represented by the Common Shares owned directly, indirectly or constructively by a holder of Diluted Voting Shares within the meaning of
Section 958 of the Internal Revenue Code of 1986, as amended, and
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applicable rules and regulations thereunder (the "Controlled Common Shares");

          WHEREAS, each holder of Diluted Voting II Shares is entitled to one-third of a vote for each Diluted Voting II Share; provided that in no event shall a holder of Diluted Voting II Shares have greater than 9.9% of all outstanding voting rights attached to the Common Shares, inclusive of the percentage interest in the Company represented by the Controlled Common Shares;

          WHEREAS, at a Special General Meeting of Shareholders of the Company (the "Special Meeting") held on December 23, 1996, the shareholders of the Company approved the amendment to the Bye-Laws setting forth (i) the terms, rights and preferences of the Diluted Voting Shares and (ii) certain corporate governance changes;

          WHEREAS, immediately prior to the Recapitalization, Warburg held 7,914,619 Full Voting Common Shares, GE Pension Trust and GE Investment each held 2,826,650 Full Voting Common Shares and USF&G held 2,776,137 Full Voting Common Shares;

          WHEREAS, following the Special Meeting (i) GE Pension Trust exchanged all of its Full Voting Common Shares for 2,826,650 Diluted Voting I Shares and contributed such shares to PT Investments and (ii) GE Investment exchanged all of its Full Voting Common Shares for (x) 1,372,541 Diluted Voting I Shares and contributed such shares to PT Investments and (y) 1,454,109 Diluted Voting II Shares and contributed such shares to Insurance L.P.; and

          WHEREAS, each of Warburg and USF&G has the right at any time in the future to exchange all or a portion of their respective Full Voting Common Shares for an equal number of Diluted Voting I Shares upon two days written notice to the Company and without further requisite action on the part of the Board.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

    1.  COVENANTS OF THE PARTIES
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(a)  Election of Directors.  The Board on the date hereof consists of Arthur S.
     ---------------------
     Bahr, Thomas A. Cooper, Edmund B. Greene, Gerald L. Igou, Kewsong Lee, Sidney Lapidus, John M. Lummis, Howard H. Newman, James N. Stanard, John C. Sweeney and David A. Tanner. Each Institutional Investor agrees to take all action within its respective powers, including but not limited to, the voting of capital shares of the Company, required to have at all times (i) three Board members designated by Warburg (the "Warburg Directors"), (ii) one Board member designated by PT

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     Investments (the "PT Investments Director"), (iii) one Board member designated by Insurance L.P. (the "Insurance L.P. Director"), (iv) one Board member designated by USF&G (the "USF&G Director") and (v) James N. Stanard (so long as he is the Company's Chief Executive Officer).
     The Warburg Directors currently serving on the Board are Messrs. Lee, Newman and Tanner. The PT Investments Director currently serving on the Board is Mr. Igou. The Insurance L.P. Director currently serving on the board is Mr. Greene. The USF&G Director currently serving on the Board is Mr. Lummis. The number of directors serving on the Board shall be fixed at eleven.

    (b)     Appointment of Board Committees.

     (i) The Board has established Executive, Compensation and Audit Committees. For so long as Warburg, PT Investments. or USF&G, as the case may be, is entitled to elect at least one Director to the Board, subject to the provisions of Section 1(d) below, Warburg, PT Investments and USF&G shall cause the Board to appoint one Warburg Director, the PT
Investments. Director and the USF&G Director to each of the Executive
Committee and the Compensation Committee. The Executive Committee presently consists of Messrs. Bahr, Lummis, Newman and Stanard. The Compensation
Committee presently consists of Messrs. Bahr, Lummis and Newman. The Audit Committee presently consists of Messrs. Bahr and Cooper. Notwithstanding the foregoing, should it be the case that, pursuant to Section 1(d) below, PT Investments shall not have the right under this Agreement to nominate a director to the Board but Insurance L.P. shall have the right under this Agreement to nominate a director to the Board, the rights ascribed to PT Investments under this paragraph shall be ascribed to Insurance L.P.

     (ii) Notwithstanding anything to the contrary set forth in Section 1(b)(i) above, the Board shall have the right, at any time from the date hereof, to adjust the composition of the Committees set forth in Section 1(b)(1) above, upon ten days' written notice (an "Adjustment Notice") to each party hereto, provided, that no party shall be deemed to have consented to the matters set
---------
forth in an Adjustment Notice unless an authorized officer of such party shall have provided a written response consenting to such matters or a designee of such party to the Board shall have voted in favor of such matters at a meeting of the Board.

     (iii) Notwithstanding anything to the contrary set forth in this Section 1(b), the composition of the committees of the Board shall at all times comply with the provisions of applicable laws and the rules of any national securities exchange or similar organization to which the Company is subject.

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     (c) Replacement Directors. In the event that any director (a
         ---------------------
"Withdrawing Director") designated in the manner set forth in Section
1(a) hereof is unable to serve, or once having commenced to serve, is removed or withdraws from the Board, such Withdrawing Director's replacement
(the "Substitute Director") shall be designated by the Institutional Investor(s) that designated such Withdrawing Director; provided, however, that this
                                           --------
provision shall not apply to vacancies on the Board due to resignations pursuant to clauses (i), (ii) or (v) of Section 1(b) hereof. In the event any one of Warburg, PT Investments, Insurance L.P. or USF&G desires to remove any director nominated by such party, with or without cause, then each Institutional Investor agrees to take all action within its respective power, including but not limited to the voting of Full Voting Common Shares, Diluted Voting I Shares and/or Diluted Voting II Shares, as applicable, of the Company, to cause the removal of such to, the voting of capital shares of any Substitute Director promptly following his or her nomination pursuant to this Section 1(b).

     (d) Number of Directors; Termination; Rights Non-Transferable.
         ---------------------------------------------------------

     (i) At such time as Warburg Owns less than 3,706,144 Common Shares, but at least 1,853,073 Common Shares, then the number of directors that Warburg shall be entitled to nominate shall be reduced to two and, in the event that there are more than two Warburg Directors serving on the Board at such time, then Warburg shall cause one of its directors to resign.

     (ii) At such time as Warburg Owns less than 1,853,073 Common Shares, but at least 741,229 Common Shares, then the number of directors that Warburg shall be entitled to nominate shall be reduced to one and, in the event that there is more than one Warburg Director serving on the Board at such time, then Warburg shall cause one or more of its directors to resign.

     (iii) Except as provided in the immediately following clause (iv), at such time as PT Investments and Insurance L.P. shall, in the aggregate, Own less than 1,853,073 Common Shares, then PT Investments shall not have any right to nominate a director and Insurance L.P. shall have the right to nominate one director. For so long as Insurance L.P. Owns any Common Shares, it shall have the right to nominate one director.

     (iv) At such time as Insurance L.P. shall Own no Common Shares and PT Investments shall Own at least 741,229 Common Shares, Insurance L.P. shall not have the right to nominate a director and PT Investments shall have the right to nominate one director.

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     (v) At such time as any one of Warburg, PT Investments or USF&G, respectively, Owns less than 741,229 Common Shares, then such party shall no longer be entitled to nominate any director to the Board and, in the event that there are any Warburg Directors or any PT Investments Director or USF&G Director serving on the Board at such time, then Warburg, PT Investments or USF&G, as the case may be, shall cause such director(s) to resign.

     (vi) Any Institutional Investor may, by written notice to each other Institutional Investor, terminate its rights and obligations under this Agreement and cease to be a party to this Agreement for all purposes (a) at such time as such Institutional Investor Owns less than 741,229 Common
Shares, (b) in the case of Warburg or USF&G only, if Warburg or USF&G, as the case may be, ceases to Own at least 10% of the total number of Common Shares outstanding on the date of such notice, and (c) in the case of PT Investments and Insurance L.P. only, if PT Investments and Insurance L.P. cease to Own, collectively, at least 10% of the total number of Common Shares outstanding on the date of such notice.

     (vii) The rights of Warburg, PT Investments, Insurance L.P. and USF&G under this Agreement are not transferable, whether by sale of capital stock or otherwise, to any Person or entity other than an Affiliate of Warburg, PT Investments, Insurance L.P. or USF&G, respectively.

     (e) Board of Directors of Renaissance Reinsurance.  The Board shall
         ---------------------------------------------
cause the Board of Directors of Renaissance Reinsurance to consist at all times of the same number of directors as the Board and the same persons who are serving on the Board.

    2.  INTERPRETATION OF THIS AGREEMENT
        --------------------------------
     (a)  Terms Defined.  As used in this Agreement, the following terms have
          -------------
the respective meaning set forth below:

          Affiliate:  means any person or entity, directly or indirectly,
          ---------
controlling, controlled by or under common control with such person or entity.

          Own:  means either (i) own under the rules set forth in section 958 of
          ---
the U.S. Internal Revenue Code of 1986 (which includes shares directly owned, indirectly owned through ownership of another entity and constructively owned because of certain relationships (such as family relationships or ownership relationships)) or (ii) beneficially own directly or indirectly as a result of the possession of sole or shared voting power within the meaning of section 13(d)(3) of the U.S. Securities Exchange Act of 1934.

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          Person:  an individual, partnership, joint-stock company, corporation,
          ------
trust or unincorporated organization, and a government or agency or political subdivision thereof.

(b)  Directly or Indirectly.  Where any provision in this Agreement refers to
     ----------------------
     action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

    (c)  Governing Law.  This Agreement shall be governed by and construed in
         -------------
     accordance with the laws of the State of New York.

    (d)  Section Headings.  The headings of the sections and subsections of this
         ----------------
Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

3.  MISCELLANEOUS.
    -------------
(a)  Notices.
     -------
   (i) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid:

      (A)  if to USF&G, at 100 Light Street, Baltimore, Maryland 21202,
Attention: John M. Lummis, with a copy to: Corporate Secretary, or at such other address as it may have furnished the Company in writing;

      (B)  if to Warburg, at 466 Lexington Avenue, New York, New York 10017,
Attention: Howard H. Newman, with a copy to: David A. Tanner, or at such other address as it may have furnished the Company in writing;

      (C) if to Insurance L.P., at c/o GE Investment Management Incorporated, 3003 Summer Street, Stamford, Connecticut 06905, Attention: Controller to Alternative Investments, with copies to: Associate General Counsel to Alternative Investments and GE Investment, 2029 Century Park East, Suite 1230, Los Angeles, California 90067, or at such other address as Insurance L.P. may have furnished the Company in writing;

      (D) if to PT Investments, at 3003 Summer Street, Stamford, Connecticut 06905, Attention: Controller to Alternative Investments, with a copy to:
Associate General Counsel to Alternative Investments, or such other address as PT Investments may have furnished the Company in writing; and

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      (E)  if to the Company, at its offices, currently Renaissance House,
8-12 East Broadway, Pembroke HM 19 Bermuda, marked for the attention of the President, with a copy to the Secretary of the Company, or at such other address as it may have furnished in writing to each of the Institutional Investors, with a copy to: Willkie Farr & Gallagher, 153 East 53rd Street, New York, New York 10022, Attention: John S. D'Alimonte.

     (ii) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

(b)  Indemnification of Directors of the Company.  The Directors, acting in
     -------------------------------------------
     relation to any of the affairs of the Company, and every one of them and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any
                          --------
     matter in respect of any willful negligence, willful default, fraud or dishonesty which may attach to any of said persons.

    (c)  Successors and Assigns.  This Agreement shall inure to the benefit of
         ----------------------
and be binding upon the successors and assigns of each of the parties.

    (d)  Counterparts.  This Agreement may be executed in one or more
         ------------
counterparts each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

(e)  Entire Agreement; Amendment and Waiver.  This Agreement constitutes the
     --------------------------------------
entire understanding of the parties hereto with respect to the matters covered by this Agreement and supersedes all prior understandings among such parties, including the Amended and Restated Shareholders Agreement, dated as of August 1, 1995, by and among the parties signatory to this

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

Agreement (other than PT Investments and Insurance L.P.), Trustees of General Electric Pension Trust and GE Investment Private Placement Partners I, Limited Partnership. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and each of the Institutional Investors.

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

          IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date first above written.

                             RENAISSANCERE HOLDINGS LTD.

                             By:  /s/ John D. Nichols, Jr.
                                  ------------------------
                                Name:   John D. Nichols, Jr.
                               Title:   Secretary


                             WARBURG, PINCUS INVESTORS, L.P.

                        By:       Warburg, Pincus & Co.,
                                  General Partner

                             By:  /s/ David A. Tanner
                                  -------------------
                                Name:   David A. Tanner
                               Title:   Partner


                             UNITED STATES FIDELITY AND
                             GUARANTY COMPANY

                             By:  /s/ Dan Hale
                                  ---------------------
                                Name:   Dan Hale
                               Title:   Executive Vice President


                             PT INVESTMENTS, INC.

                             By:  /s/ Michael M. Pastore
                                  ----------------------
                                Name:   Michael M. Pastore
                               Title:   Vice President


                             GE INVESTMENT PRIVATE PLACEMENT
                             PARTNERS I - INSURANCE, LIMITED
                             PARTNERSHIP

                        By:       GE Investment Management Incorporated,
                                  General Partner

                             By:  /s/ Michael M. Pastore
                                  ----------------------
                                Name:   Michael M. Pastore
                               Title:   Vice President

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